                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



  Date of Report (Date of earliest event reported)              JULY 16, 1999



                                  AXCESS INC.
               (Exact Name of Registrant as Specified in Charter)



         DELAWARE                           0-11933                              85-0294536
(State or other jurisdiction of       (Commission File Number)     (I.R.S. employer identification no.)
 incorporation or organization)

           3208 COMMANDER DRIVE, DALLAS, TEXAS                   75006
         (Address of principal executive offices)              (Zip Code)




                                 (972) 407-6080
              (Registrant's Telephone Number, Including Area Code)






          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

         On July 15, 1999 AXCESS Inc. entered into a definitive agreement to purchase substantially all of the assets, including the network video technology, of Prism Video, Inc. The parties anticipate closing the transaction as soon as possible following the satisfaction of all customary closing conditions.

         Prism is a privately-held corporation and is unaffiliated with AXCESS. Prism is engaged in the design, manufacture and marketing of video security technology and video storage. For the fiscal year ended June 30, 1999, Prism recorded revenues of approximately $1.2 million from sales of its video technology products.

         The approximately $5 million of assets to be acquired by the company from Prism include Prism's proprietary digital video compression technology used in security video and CCTV products, its remote telephone line video technology and its inventory of video storage products.

         In exchange for the assets, the company will issue a note payable to Prism in the amount of $4,000,000, 125 shares of the company's convertible preferred stock and a warrant to acquire 500,000 shares of the company's common stock exercisable on or before the expiration of five years following the closing. The preferred stock will have a stated value of $10,000 per share and will be convertible into 500,000 shares of common stock at a conversion price of $2.50 per share. The exercise price of the warrant will be the closing price of the company's common stock as reported on Nasdaq on the day prior to the closing. The exercise price, however, will not be more than $2.50 per share or less than $2.00 per share. The purchase price is subject to being adjusted pursuant to the terms of the purchase agreement.

         Under the terms of the agreement, the common stock to be acquired by Prism upon conversion of the preferred stock or exercise of the warrant is subject to a three year lockup from the date of closing, which may be reduced to two years upon the occurrence of certain events. Further, Prism has agreed not to convert the preferred stock or exercise the warrant until the company obtains stockholder approval to issue the common stock. The company intends to submit this proposal at its 2000 annual meeting of stockholders.

    SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, AXCESS Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 16, 1999                   AXCESS INC.



                                      By: /s/ Danny G. Hair
                                          -----------------
                                          Danny G. Hair, Chief Financial Officer